Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:
				Votes for	Votes withheld
Liaquat Ahamed	 	110,812,770 	 4,413,756
Ravi Akhoury	 	110,832,522 	 4,394,004
Barbara M. Baumann	 111,144,678 	 4,081,848
Jameson A. Baxter	 111,072,448 	 4,154,078
Charles B. Curtis	 110,995,194 	 4,231,332
Robert J. Darretta	 110,997,346 	 4,229,180
Katinka Domotorffy	 111,134,472 	 4,092,054
John A. Hill	 	111,117,487 	 4,109,039
Paul L. Joskow	 	111,087,977 	 4,138,549
Kenneth R. Leibler	 111,111,280 	 4,115,246
Robert E. Patterson	 111,114,551 	 4,111,975
George Putnam, III	 111,113,763 	 4,112,763
Robert L. Reynolds	 111,106,511 	 4,120,015
W. Thomas Stephens 	 111,135,762 	 4,090,764

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for		Votes against	Abstentions	Broker non-votes
88,487,167 	 2,870,510 	 6,719,299 	 17,149,550

March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved as follows:

Votes for		Votes against	Abstentions	Broker non-votes
92,862,472 	 3,145,166 	 8,858,120 	 15,726,007


All tabulations are rounded to the nearest whole number.